Exhibit 99.1

Amplify Energy Announces Third Quarter 2021 Results

HOUSTON, November 15, 2021—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the third quarter of 2021.

Key Highlights

●	During the third quarter of 2021, the Company:
●	Achieved average total production of 25.1 MBoepd
●	Generated net cash provided by operating activities of $18.9 million
●	Delivered Adjusted EBITDA of $27.1 million
●	Generated $13.1 million of free cash flow
●	Completed the Fall 2021 borrowing base redetermination, which reaffirmed the borrowing base at $245 million through January 2022
●	Rescinded full-year 2021 guidance due to the Southern California oil spill
●	As of September 30, 2021, net debt was $204 million, inclusive of $26 million of cash on hand
●	Net Debt to Last Twelve Months (“LTM”) EBITDA of 2.1x1

(1) Net debt as of September 30, 2021, and LTM EBITDA as of the third quarter of 2021

Southern California Pipeline Incident and Oil Release

On October 2, 2021, contractors operating under the direction of Beta Operating Company, LLC (“Beta”) , a subsidiary of Amplify, observed an oil sheen on the water approximately four miles off the coast of Newport Beach, California (the “Incident”). Beta platform personnel were notified and promptly initiated the Company’s Oil Spill Response Plan, which was reviewed and approved by the Bureau of Safety and Environmental Enforcement’s Oil Spill Preparedness Division within the United States Department of the Interior, and which included the required notifications of specified regulatory agencies. On October 3, 2021, a Unified Command, consisting of the Company, the U.S. Coast Guard and California Department of Fish and Wildlife’s Office of Spill Prevention and Response, was established to respond to the Incident. The Company is and has been fully committed to working cooperatively within the Unified Command and with all relevant agencies to respond to the Incident and supporting all associated ongoing investigations.

On October 5, 2021, the Unified Command announced that reports from its contracted commercial divers and Remotely Operated Vehicle footage indicated that a 4,000-foot section of the Company’s pipeline had been displaced with a maximum lateral movement of approximately 105 feet and that the pipeline had a 13-inch split, running parallel to the pipe. On October 14, 2021, the U.S. Coast Guard announced that it had a high degree of confidence the size of the release was approximately 588 barrels of oil, which is below the previously reported maximum estimate of 3,134 barrels. On October 16, 2021, the U.S. Coast Guard announced that it had identified the Mediterranean Shipping Company (DANIT) as a “vessel of interest” in connection with an anchor-dragging incident, which occurred in close proximity to the Company’s pipeline, and that additional vessels of interest continue to be investigated. The cause, timing and details regarding the Incident are currently under investigation and any information regarding the Incident is preliminary.

Following the Incident, the Company deployed contractors so that at the height of the Incident response there were over 1,800 personnel working under the guidance and at the direction of the Unified Command to aid in cleanup operations. As of October 14, 2021, all beaches that had been closed following the Incident have reopened. On October 15, 2021, the Unified Command announced that reports from trained oil observers and beach cleanup contractors working for the Unified Command showed significant progress in cleanup operations. On October 18, 2021, the Unified Command stated that segments of beach are recommended for no further clean-up activities. While the Unified Command has significantly reduced the number of personnel conducting remediation activities from the height of the effort, remediation efforts remain ongoing at November 15, 2021.

The Company carries customary industry insurance policies, including loss of production income insurance, which it expects will cover a material portion of the total aggregate costs associated with the Incident, including loss of revenue resulting from suspended operations. However, the Company can provide no assurance that its coverage will adequately protect it against liability from all potential consequences, damages and losses related to the Incident.

In response to the Incident, all operations have been suspended and the pipeline has been shut-in until the Company receives the required regulatory approvals to begin operations. At present, given that the pipeline to shore is not operational, no operations are underway in the Beta field.

Key Financial Results

During the third quarter of 2021, Amplify generated $27.1 million of Adjusted EBITDA, an increase of approximately $3.3 million from $23.8 million in the prior quarter. Third quarter Adjusted EBITDA exceeded internal projections as a result of production outperformance and strong price realizations.

Free cash flow, defined as Adjusted EBITDA less cash interest and capital spending, was $13.1 million in the third quarter of 2021, a quarter-over-quarter increase of approximately $3.6 million.

The positive change was primarily associated with production outperformance and higher net pricing realizations overall.

	Third Quarter	Second Quarter
$in millions	2021	2021
Net income (loss)	$(13.5)	$(35.0)
Net cash provided by operating activities	$18.9	$20.8
Average daily production (MBoe/d)	25.1	25.3
Total revenues	$97.0	$80.4
Adjusted EBITDA (a non-GAAP financial measure)	$27.1	$23.8
Total capital	$10.5	$10.9
Free Cash Flow (a non-GAAP financial measure)	$13.1	$9.5

Revolving Credit Facility

On November 10, 2021, the Company completed the regularly scheduled semi-annual redetermination of its revolving credit facility borrowing base and entered into an amendment to its credit agreement. The redetermination reaffirmed the borrowing base at $245 million. Beginning in February 2022, the borrowing base will be reduced by $5 million per month until the spring borrowing base redetermination, which is expected to be completed by April 2022.

As of September 30, 2021, Amplify had net debt of $204 million, consisting of $230 million outstanding under its revolving credit facility and $26 million of cash on hand. Net Debt to LTM EBITDA was 2.1x (net debt as of September 30, 2021 and 3Q21 LTM EBITDA).

Corporate Production and Pricing Update

During the third quarter of 2021, average daily production was approximately 25.1 MBoepd, a decrease of 1% from 25.3 MBoepd in the second quarter. Production exceeded internal expectations during the quarter, driven primarily by the low-decline profile of the Company’s East Texas assets and the successful workover program in Oklahoma.

The Company’s commodity product mix for the quarter consisted of 41% crude oil, 16% NGLs, and 43% natural gas. On a quarter-over-quarter basis, Amplify’s oil composition increased by approximately 3%.

Total oil, natural gas and NGL revenues in the third quarter of 2021 were approximately $96.8 million, before the impact of derivatives, compared to $80.3 million in the second quarter. The Company realized a loss on commodity derivatives of $18.5 million during the quarter, compared to a $12.7 million loss during the previous quarter, consisting of $22.6 million in realized losses from active contracts, partially offset by a $4.1 million gain from in-the-money contracts related to the third quarter of 2021 that were monetized in April 2020. The hedging loss experienced during this quarter was primarily attributed to the hedges placed earlier in 2020 when the commodity pricing environment was materially lower and highlights the substantial recovery in prices in 2021.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil		NGLs		Natural Gas
	Three	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	June 30,	September 30,	June 30,
	2021	2021	2021	2021	2021	2021
Average sales price exclusive of realized derivatives	$67.30	$62.47	$34.11	$25.69	$3.88	$2.65
Realized derivatives	(16.37)	(16.75)	(2.48)	(1.12)	(1.05)	(0.21)

Average sales price with realized derivatives exclusive of certain deductions from revenue	$50.93	$45.72	$31.63	$24.57	$2.83	$2.44
Certain deductions from revenue	—	—	(2.06)	(1.60)	(0.25)	(0.22)

Average sales price inclusive of realized derivatives and certain deductions from revenue	$50.93	$45.72	$29.57	$22.97	$2.58	$2.22

Costs and Expenses

Lease operating expenses in the third quarter of 2021 were approximately $34.5 million, or $14.92 per Boe, an increase of approximately $5.8 million compared to $28.7 million, or $12.46 per Boe, from the second quarter of 2021. The increase was largely attributable to previously disclosed Level II and Level III platform inspections at Beta, accelerated facility maintenance projects at Bairoil, and increased electricity and fuel costs across all assets. Amplify remains committed to the disciplined management of operating expenses, and the asset teams continue to explore additional methods of reducing costs moving forward.

Severance and Ad Valorem taxes in the third quarter were approximately $6.0 million, an increase of $0.9 million compared to $5.1 million in the second quarter. On a percentage basis, Amplify paid approximately 6.2% of total oil, NGL and natural gas sales revenue in taxes this quarter compared to 6.3% in the previous quarter.

Amplify incurred $5.0 million, or $2.18 per Boe, of gathering, processing and transportation expenses in the third quarter of 2021, compared to $5.1 million, or $2.20 per Boe, in the previous quarter.

Third quarter cash G&A expenses were $5.8 million, an increase of $0.8 million from the second quarter of 2021, primarily due to increased employee-related expenses.

Depreciation, depletion and amortization expense for the third quarter of 2021 totaled $7.0 million, or $3.03 per Boe, compared to $7.4 million, or $3.21 per Boe, in the prior quarter.

Net interest expense was $3.1 million this quarter, held flat from the second quarter of 2021.

Amplify had an effective tax rate of 0% and did not record an income tax expense or benefit for the third quarter of 2021.

Capital Spending Update and Outlook

Cash capital spending during the third quarter of 2021 was approximately $10.5 million, a $0.4 million decrease from $10.9 million in the second quarter. The majority of capital expenditures in the third quarter were primarily attributed to development projects at Beta, the workover program in Oklahoma, and facilities upgrades and workovers at Bairoil.

The following table details Amplify’s capital incurred during the quarter and year-to-date:

	Third Quarter	Year to Date
	2021 Capital	Capital
	Spend ($MM)	Spend ($MM)
Oklahoma	$2.7	$7.5
Rockies (Bairoil)	$1.0	$3.8
Southern California (Beta)	$6.5	$11.1
East Texas / Northern Louisiana	$0.0	$0.0
Eagle Ford (Non-Op)	$0.3	$4.9
Total Capital Spent	$10.5	$27.3

Asset Operational Update and Statistics

Oklahoma:

●Production: 614 MBoe; 6.7 MBoepd
●	Commodity Mix: 22% oil, 27% NGLs, 51% natural gas
●LOE: $4.2 million; $6.84 per Boe
●Capex: $2.7 million

Amplify’s operating strategy in Oklahoma remains focused on prioritizing a stable free cash flow profile and managing production through an active workover program. The workover program is focused on rod-lift conversions and ESP optimizations, which reduce future operating expenses and downtime while generating attractive returns in the current pricing environment. As of September 30, Amplify has converted approximately 48% of the field to rod lift and anticipates having approximately 51% of the field converted to rod lift by year end.

Rockies (Bairoil):

●Production: 341 MBoe; 3.7 MBoepd
●	Commodity Mix: 100% oil
●LOE: $12.0 million; $35.12 per Boe
●Capex: $1.0 million

The Company continued its CO2 injection and water-alternating-gas pattern optimization at Bairoil to improve production performance. The third quarter of 2021 delivered strong operational reliability of the production facilities, and the technical team continued extensive evaluation of the reservoir to facilitate these efforts. Amplify intends to continue using new technologies, along with targeted workover activity, to drive further operational improvements and efficiencies.

Southern California (Beta):

●Production: 337 MBoe; 3.7 MBoepd
●	Commodity Mix: 100% oil
●LOE: $12.1 million; $35.94 per Boe

●Capex: $6.5 million

During the third quarter, Amplify completed the first project of its previously announced phased development program, a case hole recompletion, and preliminary results were being evaluated prior to shutting in the field in response to the Incident. Lease operating expenses increased quarter over quarter primarily due to higher fuel and electrical costs associated with rising commodity prices. In addition, the aforementioned Level II and Level III inspections were completed during the quarter ahead of schedule.

East Texas and North Louisiana:

●Production: 5.5 Bcfe; 59.4 MMcfepd (911 MBoe; 9.9 MBoepd)
●	Commodity Mix: 5% oil, 20% NGLs, 75% natural gas
●LOE: $4.9 million; $0.90 per Mcfe ($5.37 per Boe)
●Capex: Less than $0.1 million

The East Texas asset remains one of the Company’s highest margin and best cash flowing areas. Amplify’s operating strategy continues to focus on prudent management of production by prioritizing high-return workover opportunities. The Company also anticipates participating in highly accretive non-operated development opportunities beginning in the fourth quarter of 2021, which will provide additional cash flow generation starting in 2022.

Non-Operated Eagle Ford:

●Production: 108 MBoe; 1.2 MBoepd
●	Commodity Mix: 77% oil, 13% NGLs, 10% natural gas
●LOE: $1.3 million; $11.95 per Boe
●Capex: $0.3 million

Eagle Ford production outperformed during the third quarter of 2021 as wells placed online earlier in the year generally exceeded their internal type curves. Amplify’s Eagle Ford asset continues to generate substantial margins and free cash flow.

2021 Guidance Update

As previously disclosed, all of the Company’s production and pipeline operations at the Beta Field have been suspended due to the oil spill in Southern California. As a result, Amplify is withdrawing its previously issued full-year 2021 guidance.

Hedging Update

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for October 2021 through December 2023, as of November 15, 2021:

	2021	2022	2023
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	970,000	695,000
Weighted Average Fixed Price ($)	$2.49	$2.56

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	830,000	775,000	270,000
Weighted Average Ceiling Price ($)	$3.28	$3.44	$3.28
Weighted Average Floor Price ($)	$2.06	$2.56	$2.50

Natural Gas Basis Swaps:
Average Monthly Volume (MMBtu)	500,000
Weighted Average Spread ($)	$(0.40)

Oil Swaps:
Average Monthly Volume (Bbls)	124,166	99,000	55,000
Weighted Average Fixed Price ($)	$37.16	$55.68	$57.30

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)		22,500
Weighted Average Ceiling Price ($)		$67.42
Weighted Average Floor Price ($)		$58.33

Three-way collars
Average Monthly Volume (Bbls)	72,500	89,000	30,000
Weighted Average Ceiling Price ($)	$50.36	$55.55	$67.15
Weighted Average Floor Price ($)	$40.00	$42.92	$55.00
Weighted Average Sub-Floor Price ($)	$30.00	$32.58	$40.00

NGL Swaps:
Average Monthly Volume (Bbls)	20,300
Weighted Average Fixed Price ($)	$23.74

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which Amplify expects to file with the Securities and Exchange Commission on November 15, 2021.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore Southern California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amplify expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Amplify believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Amplify, which may cause Amplify’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. All forward-looking statements speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Amplify undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and free cash flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measure most directly comparable to free cash flow is net cash provided by operating activities.

Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2021	June 30, 2021
Revenues:
Oil and natural gas sales	$96,841	$80,338
Other revenues	160	55
Total revenues	97,001	80,393

Costs and Expenses:
Lease operating expense	34,486	28,653
Gathering, processing and transportation	5,047	5,050
Exploration	9	7
Taxes other than income	6,024	5,071
Depreciation, depletion and amortization	7,000	7,389
General and administrative expense	6,448	6,030
Accretion of asset retirement obligations	1,665	1,638
Realized (gain) loss on commodity derivatives	22,595	16,855
Unrealized (gain) loss on commodity derivatives	24,058	47,043
Other, net	—	5
Total costs and expenses	107,332	117,741
Operating Income (loss)	(10,331)	(37,348)

Other Income (Expense):
Interest expense, net	(3,078)	(3,137)
Other income (expense)	(61)	(54)
Gain on extinguishment of debt	—	5,516
Total Other Income (Expense)	(3,139)	2,325
Income (loss) before reorganization items, net and income taxes	(13,470)	(35,023)

Reorganization items, net	—	—
Income tax benefit (expense)	—	—
Net income (loss)	$(13,470)	$(35,023)

Earnings per share:
Basic and diluted earnings (loss) per share	$(0.35)	$(0.92)

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2021	June 30, 2021
Oil and natural gas revenue:
Oil Sales	$63,172	$56,510
NGL Sales	11,839	8,876
Natural Gas Sales	21,830	14,952
Total oil and natural gas sales - Unhedged	$96,841	$80,338

Production volumes:
Oil Sales - MBbls	939	905
NGL Sales - MBbls	369	368
Natural Gas Sales - MMcf	6,023	6,161
Total - MBoe	2,312	2,300
Total - MBoe/d	25.1	25.3

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$67.30	$62.47
NGL - per Bbl	$32.05	$24.09
Natural gas - per Mcf	$3.62	$2.43
Total - per Boe	$41.89	$34.93

Average unit costs per Boe:
Lease operating expense	$14.92	$12.46
Gathering, processing and transportation	$2.18	$2.20
Taxes other than income	$2.61	$2.20
General and administrative expense	$2.79	$2.62
Depletion, depreciation, and amortization	$3.03	$3.21

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	September 30, 2021	June 30, 2021
Total current assets	$72,832	$67,367
Property and equipment, net	322,871	319,219
Total assets	405,917	395,325
Total current liabilities	142,098	122,672
Long-term debt	230,000	235,000
Total liabilities	506,068	482,700
Total equity	(100,151)	(87,375)

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2021	June 30, 2021
Net cash provided by (used in) operating activities	$18,884	$20,845
Net cash provided by (used in) investing activities	(11,678)	(7,459)
Net cash provided by (used in) financing activities	(5,012)	(15,037)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2021	June 30, 2021
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$18,884	$20,845
Changes in working capital	783	(4,526)
Interest expense, net	3,078	3,137
Gain (loss) on interest rate swaps	(47)	(18)
Cash settlements paid (received) on interest rate swaps	485	476
Amortization of gain associated with terminated commodity derivatives	4,066	4,166
Amortization and write-off of deferred financing fees	(133)	(221)
Exploration costs	9	7
Acquisition and divestiture related costs	—	7
Plugging and abandonment cost	—	5
Other	(45)	(31)
Adjusted EBITDA:	$27,080	$23,847

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$27,080	$23,847
Less: Cash interest expense	3,402	3,440
Less: Capital expenditures	10,539	10,941
Free Cash Flow:	$13,139	$9,466

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	September 30, 2021	June 30, 2021
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(13,470)	$(35,023)
Interest expense, net	3,078	3,137
Gain (loss) on early extinguishment of debt	—	(5,516)
Depreciation, depletion and amortization	7,000	7,389
Accretion of asset retirement obligations	1,665	1,638
(Gains) losses on commodity derivatives	46,653	63,898
Cash settlements received (paid) on expired commodity derivative instruments	(22,595)	(16,855)
Amortization of gain associated with terminated commodity derivatives	4,066	4,166
Acquisition and divestiture related costs	—	7
Share-based compensation expense	676	903
Exploration costs	9	7
Loss on settlement of AROs	—	5
Bad debt expense	14	91
Secondary offering expenses	(16)	—
Adjusted EBITDA:	$27,080	$23,847

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$27,080	$23,847
Less: Cash interest expense	3,402	3,440
Less: Capital expenditures	10,539	10,941
Free Cash Flow:	$13,139	$9,466